     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 1996



                                                      REGISTRATION NO. 333-04581
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                       CLEAR CHANNEL COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     TEXAS                                         74-1787539
        (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NO.)

                       CLEAR CHANNEL COMMUNICATIONS, INC.
                          200 CONCORD PLAZA, SUITE 600
                            SAN ANTONIO, TEXAS 78216
                                 (210) 822-2828
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                 L. LOWRY MAYS
                       CLEAR CHANNEL COMMUNICATIONS, INC.
                          200 CONCORD PLAZA, SUITE 600
                            SAN ANTONIO, TEXAS 78216
                                 (210) 822-2828
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                STEPHEN C. MOUNT                                NORMAN R. MILLER
   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.           WOLIN, FULLER, RIDLEY & MILLER LLP
             1500 NATIONSBANK PLAZA                           3100 BANK ONE CENTER
               300 CONVENT STREET                               1717 MAIN STREET
            SAN ANTONIO, TEXAS 78205                          DALLAS, TEXAS 75201

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / / __________________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________________________________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE



=====================================================================================================
                                                    PROPOSED          PROPOSED
TITLE OF EACH                      AMOUNT           MAXIMUM           MAXIMUM          AMOUNT OF
CLASS OF SECURITIES                TO BE         OFFERING PRICE      AGGREGATE        REGISTRATION
TO BE REGISTERED               REGISTERED(1)      PER SHARE(2)   OFFERING PRICE(2)       FEE(3)
- -----------------------------------------------------------------------------------------------------
Common Stock................   550,000 Shares        82.25          $45,237,500         $15,599
=====================================================================================================



(1) Includes 50,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.


(2) Pursuant to Rule 457(c), the ofering price and registration fee are computed on the basis of the average of the high and low prices of the Common Stock, as reported by the New York Stock Exchange on June 7, 1996.


(3) The Registrant has previously registered 3,300,000 shares of Common Stock for which it paid a registration fee of $85,638.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.


================================================================================

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


                                                           SUBJECT TO COMPLETION

                                                                   JUNE 14, 1996



                                3,500,000 SHARES

    LOGO                CLEAR CHANNEL COMMUNICATIONS, INC.

                                  COMMON STOCK

                            ------------------------


     All of the shares of Common Stock offered hereby are being sold by Clear Channel Communications, Inc. (the "Company"). The Common Stock of the Company is traded on the New York Stock Exchange under the symbol "CCU". On June 13, 1996, the last reported sale price of the Common Stock was $84.25 per share. See "Price Range of Common Stock."

                            ------------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================
                                                          UNDERWRITING
                                      PRICE TO            DISCOUNTS AND          PROCEEDS TO
                                       PUBLIC            COMMISSIONS(1)          COMPANY(2)
- -------------------------------------------------------------------------------------------------
Per Share......................           $                     $                     $
- -------------------------------------------------------------------------------------------------
Total(3).......................           $                     $                     $
=================================================================================================

(1) See "Underwriting" for information relating to the indemnification of the Underwriters.


(2) Before deducting expenses payable by the Company estimated at $500,000.



(3) The Company has granted to the Underwriters a 30-day option to purchase up to 350,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to
    Company will be $          , $          and $          , respectively. See
    "Underwriting."

                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the Common Stock will be made at the offices of Alex.
Brown & Sons, Incorporated, Baltimore, Maryland, on or about             , 1996.

ALEX. BROWN & SONS
   INCORPORATED
                     CS FIRST BOSTON
                                        GOLDMAN, SACHS & CO.
                                                                 LEHMAN BROTHERS

               THE DATE OF THIS PROSPECTUS IS             , 1996

                                   [ARTWORK]


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10B-6, 10B-7 AND 10B-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including notes thereto, appearing in the documents incorporated by reference into this Prospectus. All information set forth herein has been adjusted to reflect five-for-four stock splits in February 1992, February 1993, and February 1994, and a two-for-one stock split in November 1995. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

                                  THE COMPANY

     Clear Channel Communications, Inc. (the "Company"), which began operations in 1972, is a diversified broadcasting company that currently owns or operates 72 radio stations and 16 television stations in 27 domestic markets. In addition, the Company owns a 50% equity interest in the Australian Radio Network Pty. Ltd. ("ARN"), which operates eight radio stations in Australia, and a 21.3% equity interest in Heftel Broadcasting Corporation (NASDAQ:HBCCA) ("Heftel"), a leading domestic Spanish-language broadcaster which operates 11 AM and six FM radio stations in six domestic markets. The Company currently has acquisitions pending for 33 radio stations, including nine stations which the Company currently operates under Local Marketing Agreements ("LMA") or Joint Sales Agreements ("JSA"), and one television station in 14 domestic markets. The Company has also commenced a stock purchase and tender offer for the remaining shares of Heftel. After completing the pending acquisitions, the stock purchase and tender offer for Heftel and the divestiture of one station, the Company will own or operate 44 AM and 68 FM radio stations and 17 television stations in 37 domestic markets.

     The 28 AM and 44 FM radio stations currently owned or operated by the Company are principally located in the South, Southwest, Northeast and Midwest. These radio stations employ a wide variety of programming formats, such as News/Talk/Sports, Country, Adult Contemporary, Urban and Album Rock. The 16 television stations currently owned or operated by the Company are located in the South, Southwest, New York, Pennsylvania and Minnesota. Six of these television stations are affiliated with the FOX television network; seven are affiliated with the UPN television network; one is affiliated with the ABC television network; one is affiliated with the NBC television network; and one is affiliated with the CBS television network. Additionally, the Company operates five radio networks serving Oklahoma, Texas, Iowa, Kentucky, Virginia and New Mexico. In 1995, the Company derived approximately 58% of its net broadcasting revenue from radio operations and approximately 42% from television operations.

     The diversity of the Company's radio and television stations and markets, combined with the Company's successful acquisition and operating strategies, have enabled the Company to achieve consistent growth in revenue and cash flow. Since 1991, the Company has achieved compounded annual growth rates of approximately 39% in net broadcasting revenue, approximately 55% in broadcast cash flow (defined as station operating income before depreciation, amortization and corporate expenses) and approximately 66% in after-tax cash flow (defined as net income plus depreciation, amortization of intangibles (including non-consolidated affiliates) and deferred taxes).

     On February 8, 1996, the Telecommunications Act of 1996 (the "1996 Act") was signed into law. The 1996 Act represents the most sweeping overhaul of the country's telecommunications laws since the Communications Act of 1934. The 1996 Act relaxes the broadcast ownership rules and simplifies the process for renewal of broadcast station licenses. Accordingly, the Company has acted to capitalize on the opportunities provided by the 1996 Act. Since the 1996 Act became effective, the Company has closed or entered into agreements to acquire approximately $580,970,000 of broadcast properties.

     The Company's strategy is to identify and acquire under-performing stations on favorable terms and to utilize management's extensive operating experience to improve the performance of such stations as well as its existing stations through effective programming, reduction of costs and aggressive promotion, marketing and sales. In addition, the Company employs a marketing strategy that emphasizes direct sales to local customers rather than through advertising agencies and other intermediaries. The Company believes that this focus has enabled its stations to achieve market revenue shares exceeding their audience shares.

     The Company's radio strategy is to continue to capitalize on the 1996 Act by attempting to assemble and operate a cluster of radio stations in each of its principal markets. The Company believes that by controlling a larger share of the total advertising inventory in a particular market, it can offer advertisers attractive packages of advertising options while maintaining rate integrity. The Company also believes that its cluster approach will allow it to operate its stations with more highly skilled local management teams and eliminate duplicative operating and overhead expenses. The Company's television strategy is to own and operate one station in each of its markets and to operate an additional station under an LMA in each such market. In six of its television markets, the Company operates an additional television station under an LMA. The 1996 Act should allow the continuation or renewal of these television LMAs. See "Business -- Federal Regulation of Television and Radio Broadcasting."

                              RECENT DEVELOPMENTS

     Since the enactment of the 1996 Act, the Company has completed the acquisition of 23 radio stations for $202,550,000, for properties in three existing markets and six new markets. In addition, the Company has entered into definitive agreements to acquire 33 radio stations and one television station in ten existing and five new markets for approximately $378,420,000. There can be no assurances that such pending acquisitions will be consummated. All such domestic acquisitions are subject to Federal Communications Commission ("FCC") approval, which the Company does not have at this time. Certain of such pending acquisitions may also be subject to other regulatory approvals and other conditions.

COMPLETED ACQUISITIONS

     - In May 1996, the Company acquired all of the common stock of US Radio, Inc. ("US Radio"), for approximately $142,500,000. US Radio owns or operates 13 FM and five AM stations in eight domestic markets.

     - In May 1996, the Company acquired radio stations WTVR-AM/FM in Richmond, Virginia, from Park Broadcasting of Virginia, Inc., for approximately $18,000,000.

     - In February 1996, the Company acquired substantially all of the operating assets of WOOD-AM/FM and WBCT-FM in Grand Rapids, Michigan; the remaining assets, including the FCC license, were acquired in May 1996 from WOOD Radio Limited Partnership. The total amount of the acquisition was approximately $42,050,000.

PENDING ACQUISITIONS

     - In May 1996, the Company entered into a definitive agreement to purchase 15 FM and four AM radio stations in eight U.S. markets from a group of general partnerships referred to herein collectively as Radio Equity Partners ("REP") for approximately $240,000,000. The Company's acquisition of the various REP stations will enhance the Company's broadcasting presence in New Orleans, Louisiana; Memphis, Tennessee; Oklahoma City, Oklahoma; and Providence, Rhode Island and it will introduce the Company into new markets in Greensboro, North Carolina; Springfield, Massachusetts; Columbia, South Carolina; and Ft. Myers/Naples, Florida.

     - In May 1996, US Radio entered into definitive agreements to acquire radio stations KJMS-FM and KWAM-AM in Memphis, Tennessee, and WTCD-FM in Raleigh, North Carolina, for approximately $20,000,000.

     - In May 1996, the Company entered into a definitive agreement to acquire radio stations WCUZ-AM/FM in Grand Rapids, Michigan, and KQLL-AM/FM and KOAS-FM in Tulsa, Oklahoma, from Federated Media for approximately $15,400,000.

     - In May 1996, the Company entered into a definitive agreement to acquire radio stations WTFX-FM and WWKY-AM in Louisville, Kentucky, from SFX Broadcasting for approximately $6,882,000.


     - In May 1996, the Company entered into a definitive agreement to acquire the intellectual property and intangible assets, excluding the FCC license, of WHKW-FM and all of the assets of WHKW-AM (now WKJK-AM) in Louisville, Kentucky for $2,000,000.


     - In April 1996, the Company entered into a definitive agreement to acquire WPRI-TV in Providence, Rhode Island, from CBS, Inc. for approximately $68,000,000.

     - In April 1996, the Company formed New Zealand Radio Network ("NZRN") as a joint venture with two equal partners. NZRN acquired all of the stock of Radio New Zealand Commercial from the Government of New Zealand. The Company's one-third share of the total NZ$89,000,000 investment in NZRN will be approximately $20,372,000 (based on an exchange rate of NZ $0.6867/U.S.$1.00). NZRN owns 41 radio stations in 26 New Zealand markets and is the leading radio broadcaster in New Zealand. However, the transaction is subject to the New Zealand Government's successful resolution of an appeal by the native inhabitants of New Zealand, the Maori, challenging a lower court's ruling that the transaction is permissible under New Zealand law.

     - In April 1996, the Company entered into an agreement to acquire radio stations KEYI-FM and KFON-AM in Austin, Texas, from Mercury Broadcasting Co., Inc., for approximately $3,166,000.

     - In April 1996, US Radio entered into an agreement to swap the assets of WSVY-AM (now WGPL-AM) plus $2,600,000 for all the assets of WMYK-FM, both of which serve Norfolk, Virginia.

THE HEFTEL TRANSACTION


     The Company has entered into a tender offer agreement with Heftel dated June 1, 1996, as amended, and a purchase agreement with certain stockholders of Heftel. Pursuant to such agreements (the "Heftel Agreements"), the Company has agreed to purchase 3,516,529 shares of common stock of Heftel and commence a tender offer for 5,879,403 shares of common stock (together, the "Heftel Transaction"). The purchase price and the tender price is $23.00 per share or up to approximately $206,000,000 in the aggregate (net of approximately $9,800,000 in proceeds from the exercise of warrants and options). Consummation of the Heftel Transaction is subject to FCC and other regulatory approvals, as well as certain other conditions. Currently, the Company does not know how many, if any, shares of Heftel common stock will be tendered by Heftel's stockholders pursuant to the Company's tender offer. The other parties to the Heftel Agreements have the right to terminate such agreements under certain circumstances in the event that Heftel receives a higher offer. As of March 31, 1996, Heftel had approximately $136,633,000 of total liabilities. In connection with this transaction, two officers of Heftel will receive approximately $25,700,000 pursuant to settlement and noncompetition agreements. The Company presently owns 2,156,799 shares of Heftel common stock (approximately a 21.3% equity interest). The Company has also agreed to use its best efforts to allow Heftel to remain a public company for at least one year after the consummation of the Heftel Transaction.

                                  THE OFFERING


Common Stock to be offered by the Company...................  3,500,000 shares
Common Stock to be outstanding after the Offering...........  38,114,826 shares(1)
Use of proceeds.............................................  To repay indebtedness under the
                                                              Credit Facility
New York Stock Exchange symbol..............................  CCU


- ---------------

(1) Excludes 582,159 shares of Common Stock currently issuable upon exercise of options to purchase shares of the Company's Common Stock at prices ranging from $3.87 to $46.25 per share.

                         SUMMARY FINANCIAL INFORMATION
                    (In thousands, except per share amounts)

                                         YEAR ENDED DECEMBER 31,                                   THREE MONTHS ENDED MARCH 31,
                       --------------------------------------------------------------------- --------------------------------------
                                                                                PRO FORMA                               PRO FORMA
                                                                     PRO FORMA   US RADIO                      PRO FORMA  US RADIO
                                                                     US RADIO    AND REP                      US RADIO    AND REP
                      1991      1992      1993      1994      1995     1995(2)    1995(3)     1995     1996     1996(2)    1996(3)
                     -------  --------  --------  --------  --------  ---------  ---------  --------  -------  ---------  ---------
STATEMENT OF
OPERATIONS
DATA(1):
Net broadcasting
     revenue........ $64,384  $82,205   $118,183  $173,109  $243,813  $271,305   $317,803   $ 51,858  $62,209   $69,128    $79,933
Station operating
  expenses.........   44,981   53,532     75,990   100,437   131,258   146,814    171,198     33,182   38,230    42,797     49,465
Depreciation  and
 amortization......    7,641   12,253     17,447    24,668    33,770    44,881     56,849      8,399    8,755    10,965     13,956
                     -------  -------   --------  --------  --------  --------   --------   --------  -------   -------    -------
 Station operating
 income...........    11,762   16,420     24,746    48,004    78,785    79,610     89,756     10,277   15,224    15,366     16,512
Corporate expenses..   2,403    2,890      3,464     5,100     7,414     7,414      7,414      1,531    1,674     1,674      1,674
                      ------  -------   --------  --------   -------  --------   --------   --------  -------   -------    -------
 Operating income...   9,359   13,530     21,282    42,904    71,371    72,196     82,342      8,746   13,550    13,692     14,838
Interest expense...   (5,371)  (4,739)    (5,390)   (7,669)  (20,751)  (30,442)    46,763     (4,448)  (5,424)   (7,597)    11,257
Other income
  (expense).........  (1,483)  (1,217)      (196)    1,161      (803)     (752)      (762)       259      205       205        220
Equity in net income
 of, and other income
 from, nonconsolidated
 affiliates.........      --       --         --        --     2,927     2,927      2,927         --      875       875        875
                      ------  -------   --------  --------  --------  --------   --------   --------  -------   -------    -------
Income before
 income taxes.......   2,505    7,574     15,696    36,396    52,744    43,929     37,744      4,557    9,206     7,175      4,676
 Income taxes.......   1,379    3,281      6,573    14,387    20,730    18,786    (16,622)     1,878    2,968     2,524     (1,649)
                      ------  -------   --------  --------  --------  --------   ---------  --------  -------   -------    -------
 Net income......... $ 1,126  $ 4,293   $  9,123  $ 22,009  $ 32,014  $ 25,143   $ 21,122   $  2,679  $ 6,238   $ 4,651    $ 3,027
                     =======  =======   ========  ========  ========  ========   ========   ========  =======   =======    =======
 Net  income per
  common share...... $   .04  $   .14   $    .29  $    .63  $    .91  $    .72   $    .60   $    .08  $   .18   $   .13    $   .09
                     =======  =======   ========  ========  ========  ========   ========   ========  =======   =======    =======
Weighted average
 common shares and
 common share
 equivalents
 outstanding........  25,976   29,660     31,101    34,663    35,100    35,100     35,100     35,039   35,205    35,205     35,205
                      ======  =======   ========  ========  ========  ========   ========   ========  =======   =======    =======
After-tax cash
 flow(4)............ $ 9,300  $17,147   $ 26,638  $ 46,866  $ 71,140  $ 75,382   $ 83,329   $ 11,079  $16,079   $16,702    $18,069
                     =======  =======   ========  ========  ========  ========   ========   ========  =======   =======    =======
After-tax cash flow
 per share(5)....... $   .36  $   .58   $    .86  $   1.35  $   2.03  $   2.15   $   2.37   $    .32  $   .46   $   .47    $   .51
                     =======  =======   ========  ========  ========  ========   ========   ========  =======   =======    =======


                                                                 DECEMBER 31,                           MARCH 31, 1996
                                              ---------------------------------------------------   ---------------------
                                                                                                                   AS
                                               1991       1992       1993       1994       1995      ACTUAL     ADJUSTED(6)
                                              -------   --------   --------   --------   --------   ---------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents.................... $ 3,765   $  2,790   $  5,517   $  6,818   $  5,391   $ 12,006       $ 12,245
Total assets.................................  92,450    146,993    227,577    411,594    563,011    594,979        979,901
Long-term debt, net of current maturities....  48,110     97,000     87,815    238,204    334,164    366,569        466,226
Shareholders' equity.........................  24,787     31,055     98,343    130,533    163,713    170,272        453,115


- ---------------

(1) The comparability of results of operations is affected by acquisitions consummated in certain of the periods presented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" included herein and as incorporated by reference herein.

(2) Gives effect to the acquisition of US Radio as if such acquisition had been consummated on January 1, 1995 and 1996 for the periods ended December 31, 1995 and March 31, 1996, respectively. The pro forma information is based on a preliminary purchase price allocation.

(3) Gives effect to the acquisitions of US Radio and REP as if such acquisitions had been consummated on January 1, 1995 and 1996 for the periods ended December 31, 1995 and March 31, 1996, respectively. The pro forma information is based on preliminary purchase price allocations. The Company has presented pro forma financial information for REP, because it believes that the pending acquisition of REP is material to the Company's results of operation and financial position.

(4) Defined as net income plus depreciation, amortization of intangibles (including non-consolidated affiliates) and deferred taxes. After-tax cash flow is presented here not as a measure of operating results and does not purport to represent cash provided by operating activities. After-tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(5) Defined as after-tax cash flow divided by weighted average common shares and common share equivalents outstanding.


(6) As adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom of $282,843,000 and the acquisitions of US Radio and REP as if such acquisitions had been consummated on March 31, 1996. The effect of the acquisitions of US Radio and REP are based on preliminary purchase price allocations.

                                  RISK FACTORS

     Prospective purchasers of the Common Stock should consider carefully the factors set forth below, as well as the other information contained in this Prospectus.

SIGNIFICANT SHAREHOLDERS


     Upon completion of this offering (the "Offering"), the two principal shareholders of the Company, L. Lowry Mays, President, Chief Executive Officer and a Director of the Company, and B. J. McCombs, a Director of the Company, collectively will own beneficially approximately 34.84% of the outstanding shares of Common Stock (or approximately 34.53% if the Underwriters' over-allotment option is exercised in full). As a result, Messrs. Mays and McCombs will be able to exert significant influence over the outcome of elections of the Company's directors and other matters requiring the vote or consent of the shareholders of the Company. The Company, L. Lowry Mays and B.J. McCombs are parties to a Buy-Sell Agreement (the "Repurchase Agreement") restricting the disposition of shares of Common Stock owned by Messrs. Mays and McCombs. See "Description of Capital Stock -- Repurchase Agreement."


DEPENDENCE ON KEY PERSONNEL

     The Company believes that its success will continue to be dependent upon its ability to attract and retain skilled managers and other personnel, including its President and Chief Executive Officer, L. Lowry Mays. The Company has entered into an employment agreement expiring in 2001 with Mr. Mays and other employment agreements expiring at various times with key programming and station personnel. The Company does not maintain a key man life insurance policy on Mr. Mays.

FINANCIAL LEVERAGE


     After giving effect to the sale of the Common Stock offered hereby and the application of the estimated net proceeds therefrom (assuming a public offering price of $84.00 per share) and the acquisition of US Radio and REP, the Company would have had at March 31, 1996, borrowings under its credit facility of approximately $457,157,000, shareholders' equity of $453,115,000 and approximately $103,299,000 in unused borrowing capacity under its existing revolving credit facility (the "Credit Facility"), under which it may borrow up to $600,000,000 at floating rates (currently LIBOR plus 0.43%). The Company has borrowed and expects to continue borrowing to finance acquisitions of broadcasting and other media-related properties and for other corporate purposes. In connection with pending acquisitions, the Company may incur $378,420,000 of additional indebtedness prior to the application of the proceeds of the Offering if all such acquisitions are consummated. Additionally, the Company may incur up to $206,000,000 of indebtedness upon completion of the Heftel Transaction. The total liabilities of Heftel ($136,633,000 at March 31,
1996) and the payment of approximately $25,700,000 to two Heftel officers pursuant to settlement and noncompetition agreements would further reduce the Company's available credit under the Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company will use the proceeds from the Offering to pay debt under its Credit Facility. After consummation of the Offering and increasing the Credit Facility to $1,000,000,000, the Company will have sufficient funds under the Credit Facility to consummate all of the pending acquisitions contemplated herein. While the Company has not formally amended the commitment under the Credit Facility, the Company has been advised by its Administrative Lender, NationsBank of Texas, N.A., that the Administrative Lender agrees with expanding the existing Credit Facility to $1,000,000,000 on terms that will not be substantially less favorable than the terms of the existing Credit Facility. However, there can be no assurance that the Company will be successful in increasing the size of the existing Credit Facility on such terms or that it will be able to obtain alternative financing on comparable terms. Future acquisitions of radio and television stations effected in connection with the implementation of the Company's acquisition strategy are expected to be financed from increased borrowings under the Credit Facility, other debt or equity financings and cash flow from operations. Because of the amount of the Company's indebtedness, a significant portion of the Company's operating income is required for debt service. The Company's leverage could make it vulnerable to an increase in interest rates or a downturn in the operating performance of its radio and television stations or in general economic conditions. Substantially all of the Company's assets are pledged to secure the payment by the Company of its indebtedness under the Credit Facility. The Credit Facility contains certain financial and operational covenants and other restrictions with which the Company must comply, including limitations on capital expenditures, the incurrence of additional indebtedness, payment of cash dividends, and requirements to maintain certain financial ratios. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

GOVERNMENT REGULATION

     The domestic broadcasting industry is subject to extensive federal regulation which, among other things, requires approval by the FCC for the issuance, renewal, transfer and assignment of broadcasting station operating licenses and limits the number of broadcasting properties the Company may acquire. The 1996 Act, which became law on February 8, 1996, creates significant new opportunities for broadcasting companies but also creates uncertainties as to how the FCC and the courts will enforce and interpret the 1996 Act.

     The Company's business will continue to be dependent upon acquiring and maintaining broadcasting licenses issued by the FCC, which are issued for a maximum term of eight years. Although it is rare for the FCC to deny a renewal application, there can be no assurance that future renewal applications will be approved, or that renewals will not include conditions or qualifications that could adversely affect the Company's operations. Moreover, governmental regulations and policies may change over time and there can be no assurance that such changes would not have a material adverse impact upon the Company's business, financial condition and results of operations. See
"Business -- Federal Regulation of Television and Radio Broadcasting."

RISK OF ACQUISITION STRATEGY

     The Company intends to pursue growth through the opportunistic acquisition of broadcasting companies, radio and television station groups and individual radio and television stations. The Company routinely reviews potential acquisitions. Although no agreements have been reached regarding any such potential acquisitions, except as described in this Prospectus, it is likely that the Company will continue to experience significant expansion in the future. As a result, the Company's management will be required to manage effectively a rapidly expanding and significantly larger portfolio of broadcasting properties. The Company's acquisition strategy involves numerous other risks, including difficulties in the integration of operations and systems, the diversion of management's attention from other business concerns and the potential loss of key employees of acquired stations. There can be no assurance such acquisitions will benefit the Company.

     The consummation of domestic broadcasting acquisitions, including all pending acquisitions and the Heftel Transaction, requires FCC approval with respect to the transfer of the broadcast license of the acquired station. The consummation of acquisitions, including certain pending acquisitions and the Heftel Transaction, may also be subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Finally, the consummation of certain acquisitions may also depend upon the Company's ability to expand its Credit Facility. There can be no assurance that the FCC will approve pending or future acquisitions, including the Heftel Transaction, that the Company will be able to consummate such acquisitions or that the Company will be able to expand its ability to borrow funds on acceptable terms to fund pending or future acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and
"Business -- Federal Regulation of Television and Radio Broadcasting."

COMPETITION; BUSINESS RISKS

     Broadcasting is a highly competitive business. The Company's radio and television stations compete for audiences and advertising revenues with other radio and television stations, as well as with other media, such as newspapers, magazines, cable television, outdoor advertising and direct mail, within their respective markets. Audience ratings and market shares are subject to change and any adverse change in a particular market could have a material adverse effect on the revenue of stations located in that market. Future operations are further subject to many variables which could have an adverse effect upon the Company's financial performance. These variables include economic conditions, both general and relative to the broadcasting industry; shifts in population and other demographics; the level of competition for advertising dollars with other radio stations, television stations and other entertainment and communications media; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; and changes in governmental regulations and policies and actions of federal regulatory bodies, including the FCC. Although the Company believes that each of its stations are able to compete effectively in their respective markets, there can be no assurance that any such station will be able to maintain or increase its current audience ratings and advertising revenues.

                                 CAPITALIZATION


     The following table sets forth the current portion of long-term debt and capitalization of the Company as of March 31, 1996, and as adjusted to give effect to the acquisitions of US Radio and REP and the consummation of the Offering at an assumed price of $84.00 per share.



                                                                 MARCH 31, 1996
                                                 -----------------------------------------------
                                                  ACTUAL      PRO FORMA(1)     AS ADJUSTED(1)(2)
                                                 --------     ------------     -----------------
                                                                 (In thousands)
Current portion of long-term debt..............  $  3,405       $  3,405           $   3,405
Credit Facility(3).............................   357,500        740,000             457,157
Other long-term debt...........................     9,069          9,069               9,069
Shareholders' equity:
  Preferred Stock, $1.00 par value, 2,000,000
     shares authorized, no shares issued and
     outstanding...............................        --             --                  --
  Common Stock, $.10 par value, 100,000,000
     shares authorized, 34,605,451 shares
     issued and outstanding, (38,105,451 shares
     as adjusted)..............................     3,461          3,461               3,811
  Additional paid-in capital...................    91,489         91,489             373,982
  Retained earnings............................    74,597         74,597              74,597
  Other equity.................................       896            896                 896
  Cost of shares held in treasury..............      (171)          (171)               (171)
                                                 --------       --------            --------
     Total shareholders' equity................   170,272        170,272             453,115
                                                 --------       --------            --------
          Total capitalization.................  $540,246       $922,746            $922,746
                                                 ========       ========            ========


- ---------------

(1) Pro forma to give effect to the acquisitions of US Radio and REP as if such acquisitions had been consummated on March 31, 1996 for $382,500,000 in borrowings under the Credit Facility.


(2) As adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom of $282,843,000.


(3) The Company may incur additional indebtedness of up to $138,420,000 in connection with various pending acquisitions, and additional indebtedness of $206,000,000 in connection with the Heftel Transaction. The total liabilities of Heftel ($136,633,000 at March 31, 1996) and the payment of approximately $25,700,000 to two Heftel officers pursuant to settlement and noncompetition agreements would further reduce the Company's available credit under the Credit Facility.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, after deducting underwriting discounts and commissions and the estimated expenses of the Offering, are estimated to be $282,843,000 (at an assumed price of $84.00 per share). All of such net proceeds received by the Company will be used to repay borrowings outstanding under the Credit Facility. As of May 15, 1996, a total of approximately $498,000,000 in borrowings was outstanding under the Credit Facility and the effective interest rate thereon was approximately 6.1%. Borrowings under the Credit Facility have been used to finance the US Radio acquisition and other acquisitions discussed in this Prospectus. Borrowings under the Credit Facility, which must be paid in full by September 2003, currently bear interest at a floating rate based on the LIBOR plus 0.43%. Upon repayment of such borrowings, the amount repaid will become immediately available to the Company for re-borrowing under the Credit Facility, subject to the satisfaction of certain conditions. The Company expects that amounts available for re-borrowing under the Credit Facility as a result of the application of the net proceeds of the Offering, together with additional amounts that become available for borrowing under the Credit Facility, will be used to finance the REP acquisition, the Heftel Transaction and other pending acquisitions discussed in this Prospectus. Future acquisitions of radio and television stations effected in connection with the implementation of the Company's acquisition strategy are expected to be financed from increased borrowings under the Credit Facility, other debt or equity financings and cash flow from operations.


                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "CCU." The following table sets forth, for the periods indicated, the high and low closing sale prices per share (as adjusted for all stock splits to date) as reported on the NYSE or, prior to November 1994, the American Stock Exchange.


                                                                         HIGH           LOW
                                                                        ------         ------
YEAR ENDED DECEMBER 31, 1994:
  First Quarter......................................................   $20.19         $15.85
  Second Quarter.....................................................    19.56          16.19
  Third Quarter......................................................    26.00          18.06
  Fourth Quarter.....................................................    25.88          20.63
YEAR ENDED DECEMBER 31, 1995:
  First Quarter......................................................   $30.25         $25.06
  Second Quarter.....................................................    34.75          26.88
  Third Quarter......................................................    40.88          30.81
  Fourth Quarter.....................................................    44.13          36.25
YEAR ENDED DECEMBER 31, 1996:
  First Quarter......................................................   $58.25         $41.00
  Second Quarter (through June 13, 1996).............................    86.00          54.00


     On May 15, 1996, there were approximately 4,000 shareholders of record of the Company's Common Stock.

                                DIVIDEND POLICY

     The Company currently expects to retain its earnings for the development and expansion of its business. Any future decision by the Board of Directors to pay cash dividends will depend upon, among other factors, the Company's earnings, financial position and capital requirements. The Company's Credit Facility restricts the Company's ability to pay dividends, other than dividends payable wholly in capital stock of the Company.

                         SELECTED FINANCIAL INFORMATION

     The selected financial information presented below for the five years ended December 31, 1995 has been derived from the consolidated financial statements of the Company, which have been audited by Ernst & Young LIP, independent auditors. The selected financial information as of March 31, 1996 and for the three months ended March 31, 1996 and 1995 has been derived from unaudited consolidated financial statements of the Company. In the opinion of management of the Company, the unaudited financial statements from which such information is derived contain all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the results of operations for such periods. Results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full fiscal year. The pro forma financial information presents results of operations of the Company as if US Radio and as if both US Radio and REP had been acquired on January 1, 1995 and 1996 for the periods ended December 31, 1995 and March 31, 1996, respectively. The pro forma information is unaudited and is not necessarily indicative of the results of operations of the Company had such acquisitions occurred at the beginning of such period or of the Company's results of operations for any future periods. The following selected financial information should be read in conjunction with the consolidated financial statements and notes thereto of the Company, which are incorporated by reference herein.

                         SELECTED FINANCIAL INFORMATION
                    (In thousands, except per share amounts)



                                                                YEAR ENDED DECEMBER 31,
                                      ---------------------------------------------------------------------------
                                                                                                        PRO FORMA
                                                                                            PRO FORMA   US RADIO
                                                                                            US RADIO     AND REP
STATEMENT OF OPERATIONS DATA(1):       1991       1992       1993       1994       1995      1995(2)     1995(3)
                                      -------   --------   --------   --------   --------   ---------   ---------
Net broadcasting revenue............. $64,384   $ 82,205   $118,183   $173,109   $243,813   $271,305    $317,803
Station operating expenses...........  44,981     53,532     75,990    100,437    131,258    146,814     171,198
Depreciation and amortization........   7,641     12,253     17,447     24,668     33,770     44,881      56,849
                                      -------   --------   --------   --------   --------   --------    --------
 Station operating income............  11,762     16,420     24,746     48,004     78,785     79,610      89,756
Corporate expenses...................   2,403      2,890      3,464      5,100      7,414      7,414       7,414
                                      -------   --------   --------   --------   --------   --------    --------
 Operating income....................   9,359     13,530     21,282     42,904     71,371     72,196      82,342
Interest expense.....................  (5,371)    (4,739)    (5,390)    (7,669)   (20,751)   (30,442)     46,763)
Other income (expense)...............  (1,483)    (1,217)      (196)     1,161       (803)      (752)       (762)
Equity in net income of, and other
 income from, nonconsolidated
 affiliates..........................      --         --         --         --      2,927      2,927       2,927
                                      -------   --------   --------   --------   --------   --------    --------
Income before income taxes...........   2,505      7,574     15,696     36,396     52,744     43,929      37,744
 Income taxes........................   1,379      3,281      6,573     14,387     20,730     18,786     (16,622)
                                      -------   --------   --------   --------   --------   --------    --------
Net income........................... $ 1,126   $  4,293   $  9,123   $ 22,009   $ 32,014   $ 25,143    $ 21,122
                                      =======   ========   ========   ========   ========   ========    ========
Net income per common share.......... $   .04   $    .14   $    .29   $    .63   $    .91   $    .72    $    .60
                                      =======   ========   ========   ========   ========   ========    ========
Weighted average common shares and
 common share equivalents
 outstanding.........................  25,976     29,660     31,101     34,663     35,100     35,100      35,100
                                      =======   ========   ========   ========   ========   ========    ========
After-tax cash flow(4)............... $ 9,300   $ 17,147   $ 26,638   $ 46,866   $ 71,140   $ 75,382    $ 83,329
                                      =======   ========   ========   ========   ========   ========    ========
After-tax cash flow per share(5)..... $   .36   $    .58   $    .86   $   1.35   $   2.03   $   2.15    $   2.37
                                      =======   ========   ========   ========   ========   ========    ========


                                                THREE MONTHS ENDED MARCH 31,
                                         --------------------------------------------
                                                                            PRO FORMA
                                                                PRO FORMA   US RADIO
                                                                US RADIO     AND REP
STATEMENT OF OPERATIONS DATA(1):            1995       1996      1996(2)     1996(3)
                                         --------     -------   ---------   ---------
Net broadcasting revenue.............      $ 51,858  $62,209    $69,128     $79,933
Station operating expenses...........        33,182   38,230     42,797      49,465
Depreciation and amortization........         8,399    8,755     10,965      13,956
                                           --------  -------    -------     -------
 Station operating income............        10,277   15,224     15,366      16,512
Corporate expenses...................         1,531    1,674      1,674       1,674
                                           --------  -------    -------     -------
 Operating income....................         8,746   13,550     13,692      14,838
Interest expense.....................        (4,448   (5,424)    (7,597)     11,257
Other income (expense)...............           259      205        205         220
Equity in net income of, and other
 income from, nonconsolidated
 affiliates..........................            --      875        875         875
                                           --------  -------    -------     -------
Income before income taxes...........         4,557    9,206      7,175       4,676
 Income taxes........................         1,878    2,968      2,524      (1,649)
                                           --------  -------    -------     -------
Net income...........................      $  2,679  $ 6,238    $ 4,651     $ 3,027
                                           ========  =======    =======     =======
Net income per common share..........      $    .08  $   .18    $   .13     $   .09
                                           =======   =======    =======     =======
Weighted average common shares and
 common share equivalents
 outstanding.........................        35,039   35,205     35,205      35,205
                                           ========  =======    =======     =======
After-tax cash flow(4)...............      $ 11,079  $16,079    $16,702     $18,069
                                           ========  =======    =======     =======
After-tax cash flow per share(5).....      $    .32  $   .46    $   .47     $   .51
                                           ========  =======    =======     =======



                                                         DECEMBER 31,                          MARCH 31, 1996
                                      ---------------------------------------------------   -----------------------
                                                                                                           AS
BALANCE SHEET DATA:                    1991       1992       1993       1994       1995      ACTUAL     ADJUSTED(6)
                                      -------   --------   --------   --------   --------   ---------   -----------
Cash and cash equivalents............ $ 3,765   $  2,790   $  5,517   $  6,818   $  5,391   $ 12,006    $ 12,245
Current assets.......................  20,521     24,844     38,191     53,945     70,485     68,671      83,101
Property, plant and
 equipment -- net....................  27,169     48,017     67,750     85,318     99,885    102,987     136,970
Total assets.........................  92,450    146,993    227,577    411,594    563,011    594,979     979,901
Current liabilities..................   9,960     10,073     26,125     27,679     36,005     31,048      33,470
Long-term debt, net of current
 maturities..........................  48,110     97,000     87,815    238,204    334,164    366,569     466,226
Shareholders' equity.................  24,787     31,055     98,343    130,533    163,713    170,272     453,115

- ---------------

(1) The comparability of results of operations is affected by acquisitions consummated in certain of the periods presented. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Results of Operations" included herein and as incorporated by reference herein.

(2) Gives effect to the acquisition of US Radio as if such acquisition had been consummated on January 1, 1995 and 1996 for the periods ended December 31, 1995 and March 31, 1996, respectively. The pro forma information is based on a preliminary purchase price allocation.

(3) Gives effect to the acquisitions of US Radio and REP as if such acquisitions had been consummated on January 1, 1995 and 1996 for the periods ended December 31, 1995 and March 31, 1996, respectively. The pro forma information is based on preliminary purchase price allocations. The Company has presented pro forma financial information for REP, because it believes that the pending acquisition of REP is material to the Company's results of operations and financial position.

(4) Defined as net income plus depreciation, amortization of intangibles (including non-consolidated affiliates) and deferred taxes. After-tax cash flow is presented here not as a measure of operating results and does not purport to represent cash provided by operating activities. After-tax cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

(5) Defined as after-tax cash flow divided by weighted average common shares and common share equivalents outstanding.


(6) As adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom of $282,843,000 and the acquisitions of US Radio and REP as if such acquisitions had been consummated on March 31, 1996. The effect of the acquisitions of US Radio and REP are based on preliminary purchase price allocations.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  COMPARISON OF THREE MONTHS ENDED MARCH 31, 1996 TO THREE MONTHS ENDED MARCH 31, 1995

     Net broadcasting revenue for the three months ended March 31, 1996 increased 20% to $62,209,000 from $51,858,000 for the same quarter of 1995. Station operating expenses increased 15% to $38,230,000 from $33,182,000. Depreciation and amortization increased 4% from $8,399,000 to $8,755,000 in the first quarter of 1996. Station operating income increased $4,947,000 or 48% to $15,224,000, compared to $10,277,000 for the first quarter of 1995. Interest expense increased 22% from $4,448,000 to $5,424,000 in the first quarter of 1996. Net income increased 133% from $2,679,000, or $.08 per share to $6,238,000, or $.18 per share.

     The majority of the growth in net broadcasting revenue and station operating income was due to the improved operating results of the Company's radio stations in Houston and television stations in Memphis and Little Rock, the acquisitions of the broadcasting assets of WOOD-AM/FM and WBCT-FM in Grand Rapids, Michigan on February 14, 1996, the purchase of the broadcasting assets, except the FCC license, of WLYH-TV in Lancaster/Lebanon, Pennsylvania, the purchase of the broadcasting assets and the license of the Harrisburg, Pennsylvania CBS-affiliate, WHP-TV, on October 31, 1995 and the purchase of the broadcasting assets, except the FCC license, of WNFT-TV in Jacksonville, Florida. The majority of the increase in depreciation and amortization was due to the above-mentioned acquisitions. Interest expense increased primarily due to an increase in the average amount of debt outstanding -- which resulted from the above-mentioned acquisitions, the purchase in May 1995 of a 50% interest in ARN and the purchase in May 1995 of a 21.4% interest in Heftel.

     The investments in ARN and Heftel are accounted for under the equity method; together they contributed $875,000 to net earnings in the first quarter of 1996. The majority of the increase in net income also was primarily due to the factors stated above, but was partially offset by an increase of $143,000 in corporate-related expenses.

LIQUIDITY AND CAPITAL RESOURCES

     The major sources of capital for the Company have historically been cash flow from operations, advances on its credit facility and funds supplied by the Company's stock offerings. As of May 15, 1996, the Company had approximately $498,000,000 outstanding under the $600,000,000 Credit Facility, a total of $11,500,000 in guarantees to third parties, a $7,000,000 letter of credit and a $3,000,000 note payable to a third party, leaving approximately $80,500,000 available for future borrowings under the Credit Facility.

     In addition, the Company has entered into agreements to acquire radio and television stations from various parties for an aggregate consideration of $378,420,000, including approximately $240,000,000 for REP, approximately $68,000,000 for WPRI-TV in Providence, Rhode Island and approximately $20,372,000 for a one-third interest in New Zealand Radio Network.

     The Heftel Transaction will require up to approximately $206,000,000 to fund its completion. The total liabilities of Heftel ($136,633,000 at March 31, 1996) and the payment of approximately $25,700,000 to two Heftel officers pursuant to settlement and noncompetition agreements would further reduce the Company's available credit under the Credit Facility.

     The Company will use the proceeds from the Offering to pay down debt under the Credit Facility. After consummation of the Offering and increasing the Credit Facility to $1,000,000,000, the Company will have sufficient funds under the Credit Facility to consummate all pending acquisitions and the Heftel Transaction. While the Company has not formally amended the commitment under the Credit Facility, the Company has been advised by its Administrative Lender, NationsBank of Texas, N.A. that the Administrative Lender agrees with expanding the existing Credit

Facility to $1,000,000,000 on terms that will not be substantially less favorable than the terms of the existing Credit Facility. However, there can be no assurance that the Company will be successful in increasing the size of the existing Credit Facility on such terms or that it could obtain alternative financing on comparable terms.

     The Company believes that cash flow from operations, together with amounts available to it under its anticipated expanded Credit Facility, will be sufficient to finance the operating requirements of the Company, anticipated debt service requirements and anticipated capital expenditures for the Company through the current fiscal year.

                                    BUSINESS

     The Company consists of two principal business segments -- radio broadcasting and television broadcasting. Currently, the radio segment includes 57 stations for which the Company is the licensee and 15 stations operated under LMAs or JSAs. These 72 stations operate in 20 different markets. The radio segment also operates five networks. Assuming all pending acquisitions and one divestiture are consummated (which include nine stations which the Company currently operates under LMAs or JSAs), the Company will own 95 radio stations in 25 markets.

     Currently, the television segment includes ten television stations for which the Company is the licensee and six stations operated under LMAs. These 16 stations operate in ten different markets. The Company has entered into a definitive agreement to acquire one additional television station, WPRI-TV, the CBS affiliate in Providence, Rhode Island.

INDUSTRY SEGMENTS

     Selected information relating to the Company's two principal business segments for 1993, 1994 and 1995 is presented in the following table:

                                                            YEAR ENDED DECEMBER 31,
                                               -------------------------------------------------
                                                   1993              1994              1995
                                               -------------     -------------     -------------
RADIO
Net broadcasting revenue....................    $ 71,605,141      $ 94,097,668      $141,737,053
Station operating expenses..................      52,254,074        62,383,246        85,023,929
Depreciation................................       4,605,256         5,664,700         6,973,801
Amortization of intangibles.................       4,508,583         6,659,726        13,007,026
                                                ------------      ------------      ------------
Station operating income....................    $ 10,237,228      $ 19,389,996      $ 36,732,297
                                                ============      ============      ============
TELEVISION
Net broadcasting revenue....................    $ 46,577,498      $ 79,011,706      $102,076,064
Station operating expenses..................      23,735,957        38,053,612        46,234,281
Depreciation................................       4,611,726         6,974,404         8,406,025
Amortization of intangibles.................       3,721,697         5,369,710         5,382,030
                                                ------------      ------------      ------------
Station operating income....................    $ 14,508,118      $ 28,613,980      $ 42,053,728
                                                ============      ============      ============
CONSOLIDATED
Net broadcasting revenue....................    $118,182,639      $173,109,374      $243,813,117
Station operating expenses..................      75,990,031       100,436,858       131,258,210
Depreciation................................       9,216,982        12,639,104        15,379,826
Amortization of intangibles.................       8,230,280        12,029,436        18,389,056
                                                ------------      ------------      ------------
Station operating income....................    $ 24,745,346      $ 48,003,976      $ 78,786,025
                                                ============      ============      ============

RADIO BROADCASTING

     The following table sets forth certain selected information with regard to each of the Company's 27 AM and 43 FM radio stations and five radio networks which it owned or operated as of May 15, 1996, and those stations for which an acquisition is pending, but not those stations that the Company would acquire through the Heftel Transaction.

                                          TARGET                                       DATE OF
      MARKET(RANK)/STATION(1)           AUDIENCE(2)          STATION FORMAT          ACQUISITION      FREQUENCY
- -----------------------------------    -------------    -------------------------    ------------    ------------
HOUSTON, TX(9)
  KPRC-AM(3)                           Adults 25-54     News/Talk/Sports             Jan. 1995       950 AM
  KSEV-AM(3)                           Adults 25-54     News/Talk/Sports             Jan. 1995       700 AM
  KMJQ-FM                              Adults 24-54     Adult Urban                  Jan. 1995       102.1 FM
  KBXX-FM                              Adults 18-49     Urban Contemporary           Aug. 1994       97.9 FM
  KHYS-FM(4)                           Adults 25-54     Jazz                         LMA             98.5 FM
  KJOJ-AM                              Adults 25-54     Religious                    LMA             880 AM
  KJOJ-FM                              Adults 25-54     Jazz                         May 1996        103.3 FM
MIAMI/FT. LAUDERDALE, FL(11)
  WHYI-FM(5)                           Adults 18-49     Contemporary Hits            Oct. 1994       100.7 FM
  WBGG-FM                              Adults 18-49     Classic Hits                 Mar. 1994       105.9 FM
TAMPA/ST. PETERSBURG, FL(21)
  WMTX-AM(5)                           Adults 25-54     Adult Contemporary           Oct. 1994       1040 AM
  WMTX-FM                              Adults 25-54     Adult Contemporary           Oct. 1994       95.7 FM
  WRBQ-AM                              Adults 18-49     Adult Urban                  July 1992       1380 AM
  WRBQ-FM                              Adults 25-54     Country                      July 1992       104.7 FM
CLEVELAND, OH(22)
  WNCX-FM(5)                           Adults 25-54     Classic Rock                 Oct. 1994       98.5 FM
  WERE-AM(5)                           Adults 25-54     News/Talk                    Oct. 1994       1300 AM
  WENZ-FM(5)                           Adults 18-49     Modern Rock                  May 1996        107.9 FM
MILWAUKEE, WI(28)
  WKKV-FM                              Adults 18-49     Urban Contemporary           May 1996        100.7 FM
PROVIDENCE, RI(31)
  WWBB-FM                              Adults 25-54     Oldies                       Pending         101.5 FM
  WWRX-FM                              Adults 25-54     Classic Rock                 Pending         103.7 FM
NORFOLK, VA(33)
  WOWI-FM                              Adults 18-49     Urban Contemporary           May 1996        102.9 FM
  WJCD-FM                              Adults 25-54     Jazz                         May 1996        105.3 FM
  WGPL-AM(7)                           Adults 25-54     Adult Urban                  May 1996        1350 AM
  WMYK-FM(7)                           Adults 25-54     Adult Urban                  Pending         92.1 FM
  WSVY-FM                              Adults 25-54     Adult Urban                  LMA             107.7 FM
SAN ANTONIO, TX(34)
  WOAI-AM                              Adults 25-54     News/Talk/Sports             June 1975       1200 AM
  KQXT-FM                              Adults 25-54     Adult Contemporary           Feb. 1993       101.9 FM
  KTKR-AM                              Adults 25-54     News/Talk/Sports             July 1993       760 AM
  KAJA-FM                              Adults 25-54     Country                      Mar. 1972       97.3 FM
  KSJL-FM(6)                           Adults 25-54     Adult Urban                  JSA             96.1 FM

                                          TARGET                                       DATE OF
      MARKET(RANK)/STATION(1)           AUDIENCE(2)          STATION FORMAT          ACQUISITION      FREQUENCY
- -----------------------------------    -------------    -------------------------    ------------    ------------
NEW ORLEANS, LA(38)
  WODT-AM(5)                           Adults 25-54     News/Talk/Sports             Oct. 1984       1280 AM
  WQUE-FM(5)                           Adults 18-49     Urban Contemporary           Oct. 1984       93.3 FM
  WYLD-AM(5)                           Adults 25-54     Gospel                       Aug. 1995       940 AM
  WYLD-FM(5)                           Adults 25-54     Adult Urban                  Jan. 1995       98.5 FM
  WNOE-FM(5)                           Adults 25-54     Country                      Pending         101.1 FM
  KLJZ-FM(5)                           Adults 25-54     Jazz                         Pending         106.7 FM
GREENSBORO, NC(42)
  WXRA-FM                              Adults 18-49     Rock                         Pending         94.5 FM
  WTQR-FM                              Adults 25-54     Country                      Pending         104.1 FM
  WSJS-AM                              Adults 25-54     News/Talk                    Pending         600 AM
MEMPHIS, TN(43)
  WHRK-FM(5)                           Adults 18-49     Urban Contemporary           May 1996        97.1 FM
  WDIA-AM(5)                           Adults 25-54     Adult Urban                  May 1996        1070 AM
  WEGR-FM(5)                           Adults 25-54     Album Oriented Rock          Pending         107.7 FM
  WREC-AM(5)                           Adults 35-64     News/Talk                    Pending         600 AM
  WRXQ-FM(5)                           Adults 18-49     Modern Rock                  Pending         95.7 FM
  KJMS-FM(5)                           Adults 18-49     Urban Contemporary           Pending         101.1 FM
  KWAM-AM(5)                           Adults 25-54     Religious                    Pending         990 AM
LOUISVILLE, KY(49)
  WHAS-AM(5)                           Adults 25-54     News/Adult Contemporary      Sept. 1986      840 AM
  WAMZ-FM(5)                           Adults 25-54     Country                      Sept. 1986      97.5 FM
  WHKW-FM(5)(4)                        Adults 25-54     Country                      LMA             98.9 FM
  WTFX-FM(5)                           Adults 25-54     Album Oriented Rock          Pending         100.5 FM
  WWKY-AM(5)                           Adults 25-54     News/Talk                    Pending         790 AM
  WKJK-AM(5)                           Adults 35-54     Traditional Country          LMA/Pending     1080 AM
RALEIGH, NC(50)
  WQOK-FM                              Adults 18-49     Urban Contemporary           May 1996        97.5 FM
  WTCD-FM(4)                           Adults 25-54     Jazz                         LMA/Pending     103.9 FM
OKLAHOMA CITY, OK(51)
  KTOK-AM                              Adults 25-54     News/Talk/Sports             Oct. 1984       1000 AM
  KEBC-FM                              Adults 18-49     Country                      Jan. 1994       94.7 FM
  KJYO-FM                              Adults 18-34     Contemporary Hits            Oct. 1984       102.7 FM
  WKY-AM(6)                            Adults 25-54     News/Talk                    LMA             930 AM
  KTST-FM                              Adults 18-34     Country                      Pending         101.9 FM
  KXXY-FM                              Adults 25-54     Country                      Pending         96.1 FM
  KXXY-AM                              Adults 25-54     Sports/Talk                  Pending         1340 AM
AUSTIN, TX(54)
  KPEZ-FM                              Adults 25-54     Classic Rock                 July 1982       102.3 FM
  KHFI-FM                              Adults 18-49     Contemporary Hits            Mar. 1993       96.7 FM
  KEYI-FM(6)                           Adults 25-54     Oldies                       JSA/Pending     103.5 FM
  KFON-AM(6)                           Adults 25-54     News/Talk                    JSA/Pending     1490 AM
RICHMOND, VA(56)
  WRVA-AM                              Adults 25-54     News/Talk/Sports             July 1992       1140 AM
  WRVH-AM                              Adults 25-54     News/Talk/Sports             Sept. 1993      910 AM
  WRVQ-FM                              Adults 18-49     Contemporary Hits            July 1992       94.5 FM
  WRXL-FM                              Adults 18-49     Album Oriented Rock          Sept. 1993      102.1 FM
  WTVR-FM                              Adults 25-54     Adult Contemporary           May 1996        98.1 FM
  WTVR-AM                              Adults 35-64     Nostalgia                    May 1996        1380 AM

                                          TARGET                                       DATE OF
      MARKET(RANK)/STATION(1)           AUDIENCE(2)          STATION FORMAT          ACQUISITION      FREQUENCY
- -----------------------------------    -------------    -------------------------    ------------    ------------
TULSA, OK(60)
  KAKC-AM                              Adults 25-54     News/Sports/Oldies           Oct. 1973       1300 AM
  KMOD-FM                              Adults 25-54     Album Oriented Rock          Oct. 1973       97.5 FM
  KQLL-AM(6)                           Adults 25-54     Sports/Talk                  JSA/Pending     1430 AM
  KQLL-FM(6)                           Adults 25-54     Oldies                       JSA/Pending     106.1 FM
  KOAS-FM(6)                           Adults 25-54     Jazz                         JSA/Pending     92.1 FM
GRAND RAPIDS, MI(66)
  WOOD-AM(5)                           Adults 35-64     News/Talk/Sports             May 1996        1300 AM
  WOOD-FM(5)                           Adults 25-54     Adult Contemporary           May 1996        105.7 FM
  WBCT-FM(5)                           Adults 18-49     Country                      May 1996        93.7 FM
  WCUZ-AM(4)(5)                        Adults 25-54     Sports/Talk/News             LMA/Pending     1230 AM
  WCUZ-FM(4)(5)                        Adults 25-54     Country                      LMA/Pending     101.3 FM
EL PASO, TX(70)
  KPRR-FM                              Adults 18-49     Contemporary Hits            May 1996        102.1 FM
  KHEY-FM                              Adults 25-54     Country                      May 1996        96.3 FM
  KHEY-AM                              Adults 25-54     Oldies                       May 1996        690 AM
SPRINGFIELD, MA(76)
  WHYN-AM                              Adults 25-54     News/Talk                    Pending         560 AM
  WHYN-FM                              Adults 25-54     Adult Contemporary           Pending         93.1 FM
FT. MYERS/NAPLES, FL(77)
  WCKT-FM                              Adults 25-54     Country                      Pending         107.1 FM
  WXRM-FM                              Adults 25-54     Soft Adult                   Pending         105.5 FM
LITTLE ROCK, AR(82)
  KDDK-FM                              Adults 25-54     Country                      May 1996        100.3 FM
  KMJX-FM                              Adults 25-54     Classic Rock                 May 1996        105.1 FM
COLUMBIA, SC(88)
  WWDM-FM                              Adults 25-54     Urban Contemporary           Pending         101.3 FM
  WARQ-FM                              Adults 18-49     Modern Rock                  Pending         93.5 FM
NEW HAVEN, CT(95)
  WKCI-FM                              Adults 18-49     Contemporary Hits            May 1992        101.3 FM
  WAVZ-AM                              Adults 25-54     Nostalgia                    May. 1992       1300 AM
  WELI-AM                              Adults 25-54     News/Talk                    Oct. 1984       960 AM
READING, PA(129)
  WRAW-AM                              Adults 35-64     Nostalgia                    May 1996        1340 AM
  WRFY-FM                              Adults 18-49     Contemporary Hits            May 1996        102.5 FM
RADIO NETWORKS
LOUISVILLE, KY
  Kentucky News Network                Adults 25-54     News/Agriculture             Jan. 1992       N/A
RICHMOND, VA
  Virginia News Network                Adults 25-54     News/Agriculture             Sept. 1993      N/A
OKLAHOMA CITY, OK
  Oklahoma News Network                Adults 25-54     News/Agriculture             Oct. 1984       N/A
SAN ANGELO, TX
  Voice of Southwest Agriculture       Adults 25-54     News/Agriculture             Oct. 1995       N/A
COLLEGE STATION, TX/DES MOINES, IA
  Clear Channel Sports                 Adults 18-49     College Sports Networks      Various         N/A

- ---------------

(1) Number in parenthesis next to each market indicates that market's national rank according to BIA Publications, Inc.'s "Investing in Radio 1996 Market Report, 2nd Edition."

(2) Due to variations that may exist within the same station programming format(such as variations in the tempo of the music or the age of the songs broadcast), the primary demographic may be different even though the station programming format is the same.

(3) 80% owned by the Company.

(4) LMA(FCC license not owned by the Company).

(5) Application for renewal of license pending with the FCC.

(6) JSA(FCC license not owned and station not programmed by the Company).

(7) The Company has entered into a definitive agreement to swap WGPL-AM plus $2,600,000 for WMYK-FM in Norfolk, Virginia.

TELEVISION BROADCASTING

     The following table sets forth certain selected information with regard to each of the Company's 16 television stations which it owned or operated as of May 15, 1996, and one pending station acquisition.

                                                    NETWORK                             DATE OF
            MARKET (RANK)/STATION(1)              AFFILIATION         CHANNEL         ACQUISITION
- ------------------------------------------------  -----------         --------        ------------
MINNEAPOLIS, MN(14)
  WFTC-TV                                         FOX                 TV-29           Oct. 1993
MEMPHIS, TN(42)
  WPTY-TV                                         ABC                 TV-24           Apr. 1992
  WLMT-TV(2)                                      UPN                 TV-30           LMA
HARRISBURG/LEBANON/LANCASTER, PA(44)
  WHP-TV                                          CBS                 TV-21           Oct. 1995
  WLYH-TV(2)                                      UPN                 TV-15           LMA
PROVIDENCE/NEW BEDFORD, RI(46)
  WPRI-TV                                         CBS                 TV-13           Pending
ALBANY/SCHENECTADY/TROY, NY(52)
  WXXA-TV                                         FOX                 TV-23           Dec. 1994
JACKSONVILLE, FL(55)
  WAWS-TV                                         FOX                 TV-30           Sept. 1989
  WTEV-TV(2)                                      UPN                 TV-47           LMA
LITTLE ROCK, AR(58)
  KLRT-TV                                         FOX                 TV-16           Feb. 1994
  KASN-TV(2)                                      UPN                 TV-38           LMA
TULSA, OK(59)
  KOKI-TV                                         FOX                 TV-23           Dec. 1989
  KTFO-TV(2)                                      UPN                 TV-41           LMA
MOBILE, AL/PENSACOLA, FL(61)
  WPMI-TV                                         NBC                 TV-15           Dec. 1988
  WJTC-TV(2)                                      UPN                 TV-44           LMA
WICHITA, KS(63)
  KSAS-TV                                         FOX                 TV-24           Aug. 1990
TUCSON, AZ(80)
  KTTU-TV(3)                                      UPN                 TV-18           Feb. 1989

- ---------------

(1) Number in parenthesis next to each market indicates that market's national rank according to BIA Publications, Inc.'s "Investing in Television 1996 Market Report, 2nd Edition."

(2) LMA (FCC license not owned by the Company).

(3) On April 1, 1995, the Commission renewed the license of KTTU-TV for a period of two years due to a finding of violations of the Commission's rules limiting the amount of commercial matter that may be aired during children's programming. The Commission also imposed quarterly reporting requirements during the license term to show continued compliance with the children's television rules. The Company owns the FCC license for KTTU-TV but entered into an LMA under which substantially all of the station's programming is supplied by another party.

     Sources of programming for the Company's affiliated stations include the FOX, ABC, NBC, CBS and UPN television networks, which produce and distribute programming in exchange for each station's commitment to air the programming at specified times and for commercial announcement time during the programming. Each FOX contract currently runs for a five-year term expiring in 1998 except for the FOX contract for WXXA-TV Albany, New York, which expires in 1999, and may be renewed by FOX or the Company. Based on the performance of its FOX-affiliated stations to date, the Company expects it will continue to be able to renew its FOX contracts, although no assurances in this regard can be given. The network affiliation agreements with ABC (for WPTY-TV in Memphis, Tennessee, effective December 1, 1995), CBS (for WHP-TV in Harrisburg, Pennsylvania, renewed and effective December 18, 1995) and NBC (for WPMI-TV in Mobile, Alabama, effective January 1, 1996) run for ten-year terms. The Company's network affiliation agreement with UPN for KTTU-TV in Tucson, Arizona, was entered into in March 1995 and runs for three years.

     The Company purchases the broadcast rights for the majority of its television programming for its FOX and UPN affiliates from various syndicators. The Company competes with other television stations within each market for these broadcast rights. The affiliation changes to NBC in Mobile, Alabama/Pensacola, Florida and to ABC in Memphis, Tennessee have reduced the Company's need to obtain outside programming in these markets.

     Another source of programming is the production of local news programming on the FOX, CBS, ABC and NBC affiliate stations in Jacksonville, Florida; Harrisburg, Pennsylvania; Memphis, Tennessee; and Mobile, Alabama/Pensacola, Florida, respectively. Local news programming traditionally has appealed to a target audience of adults 25 to 54 years of age. Because these viewers generally have increased buying power relative to viewers in other demographic groups, they are one of the most sought-after target audiences for advertisers. With such programming, these stations are able to attract advertisers to which they otherwise would not have access.

     Revenue is generated primarily from the sale of local and national advertising, as well as from fees received from the affiliate television networks. Advertising rates depend primarily on the quantitative and qualitative characteristics of the audience the Company can deliver to the advertiser. Local advertising is sold by the Company's sales personnel, while national advertising is sold by independent national sales representatives. The Company's revenue is seasonal, with the fourth quarter generating the highest level of revenue and the first quarter generating the lowest. The fourth quarter generally reflects higher advertising in preparation for the holiday season and, in the case of television, the effect of political advertising in election years.

     The Company's broadcasting results are dependent on a number of factors, including the general strength of the economy, population growth, ability to provide popular programming, relative efficiency of radio and television broadcasting compared to other advertising media, signal strength, technological capabilities and developments and governmental regulations and policies.

DIVERSIFICATION

     The following table sets forth the percentage of net broadcasting revenue of the Company generated from radio and television operations for stations owned or operated as of December 31, 1995, in each market in 1995.

                                                                            PERCENTAGE OF 1995
                                                                             NET BROADCASTING
                                  MARKET                                         REVENUE
- --------------------------------------------------------------------------  ------------------
Albany/Schenectady/Troy, NY...............................................           3.6%
Austin, TX................................................................           3.2
Cleveland, OH.............................................................           3.6
Harrisburg/Lebanon/Lancaster, PA..........................................           0.7
Houston, TX...............................................................          11.1
Jacksonville, FL..........................................................           5.2
Little Rock, AR...........................................................           3.9
Louisville, KY............................................................           6.2
Memphis, TN...............................................................           7.7
Miami/Ft. Lauderdale, FL..................................................           5.2
Minneapolis, MN...........................................................           9.8
Mobile, AL / Pensacola, FL................................................           3.9
New Haven, CT.............................................................           2.4
New Orleans, LA...........................................................           3.3
Oklahoma City, OK.........................................................           4.1
Richmond, VA..............................................................           5.1
San Antonio, TX...........................................................           5.9
Tampa, FL.................................................................           6.0
Tulsa, OK.................................................................           6.0
Tucson, AZ................................................................           0.2
Wichita, KS...............................................................           2.9
                                                                                   -----
                                                                                   100.0%
                                                                                   =====

     The Company believes that the geographic diversity of its operations helps to protect it from economic downturns in any particular market.

FEDERAL REGULATION OF TELEVISION AND RADIO BROADCASTING

     Existing Regulation and Legislation. Television and radio broadcasting are subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act prohibits the operation of a television or radio broadcasting station except under a license issued by the FCC and empowers the FCC, among other things, to issue, renew, revoke and modify broadcasting licenses; assign frequency bands; determine stations' frequencies, locations and power; regulate the equipment used by stations; adopt other regulations to carry out the provisions of the Communications Act; impose penalties for violation of such regulations; and impose fees for processing applications and other administrative functions. The Communications Act prohibits the assignment of a license or the transfer of control of a licensee without prior approval of the FCC. Under the Communications Act, the FCC also regulates certain aspects of the operation of cable television systems and other electronic media that compete with broadcast stations.

     The recently enacted the 1996 Act represents the most comprehensive overhaul of the country's telecommunications laws in more than 60 years. The 1996 Act significantly changes both the broadcast ownership rules and the process for renewal of broadcast station licenses. The 1996 Act relaxes local radio ownership restrictions, but leaves local TV restrictions in place pending further

FCC review. The FCC has already implemented some of these changes through Commission Orders. Additionally, the 1996 Act substantially liberalizes the national broadcast ownership rules, eliminating the national radio limits and easing the national restrictions of TV ownership. The 1996 Act establishes a "two-step" renewal process that limits the FCC's discretion to consider applications filed in competition with an incumbent's renewal application.

     This new regulatory flexibility is likely to engender aggressive local, regional, and/or national acquisition campaigns. Removal of previous station ownership limitations on leading incumbents (i.e., existing networks and major station groups) can be expected to increase sharply the competition for and the prices of attractive stations.

     Multiple Ownership Restrictions. The FCC has promulgated rules that, among other things, limit the ability of individuals and entities to own or have an official position or ownership interest above a certain level (an "attributable" interest, as defined more fully below) in broadcast stations, as well as other specified mass media entities. Prior to the passage of the 1996 Act, these rules included limits on the number of radio and television stations that could be owned on both a national and local basis. On a national basis, the rules generally precluded any individual or entity from having an attributable interest in more than 20 AM radio stations, 20 FM radio stations and 12 television stations. Moreover, the aggregate audience reach of the co-owned television stations could not exceed 25% of all U.S. television households.

     The 1996 Act substantially relaxed the television and radio ownership limitations. The FCC began its implementation of the 1996 Act with several orders issued on March 8, 1996. With respect to television, the 1996 Act and the FCC's subsequently issued orders eliminated the 12-station limit for station ownership and increased the national audience reach limitation from 25% to 35%. On a local basis, however, the 1996 Act did not alter current FCC rules limiting an individual entity to maintaining an attributable interest in only one television station in a market. The 1996 Act did require the FCC to conduct a rulemaking proceeding, however, to determine whether to narrow the geographic scope of the local television cross-ownership rule to permit some two-station combinations in certain large markets (the "TV duopoly rule"). At the time of the passage of the Act, the FCC had already initiated a rulemaking to consider whether the TV duopoly rule should be retained, modified or eliminated.

     With respect to radio licensees, the 1996 Act and the FCC's subsequently issued rule changes eliminated the national ownership restriction, allowing a single entity to own nationally any number of AM or FM broadcast stations. The 1996 Act and the FCC's new rules also greatly eased local radio ownership restrictions. As with the old rules, the maximum allowable varies depending on the number of radio stations within a market. In markets with more than 45 stations, one company may own, operate or control eight stations, with no more than five in any one service (AM or FM). In markets of 30-44 stations, one company may own seven stations, with no more than four in any one service; in markets with 15-29 stations, one entity may own six stations, with no more than four in any one service. In markets with 14 commercial stations or less, one company may own up to five stations or 50% of all of the stations, whichever is less, with no more than three in any one service.

     In 1992, the FCC placed limitations on LMAs through which the licensee of one radio station provides the programming for another licensee's station in the same market. Stations operating in the same service (e.g., where both stations are AM) and in the same market are prohibited from simulcasting more than 25% of their programming. Moreover, in determining the number of stations that a single entity may control, an entity programming a station pursuant to a LMA is required, under certain circumstances, to count that station toward its maximum even though it does not own the station. In a pending rulemaking, the FCC is seeking comment on issues of control and attribution with respect to time brokerage or LMAs entered into by television stations. The 1996 Act explicitly stated that none of its provisions should be construed to prohibit the origination, continuation, or renewal of any television local marketing agreement that is in compliance with FCC rules. The Conference Committee Report accompanying the 1996 Act indicated that the purpose of the provision was to grandfather existing LMAs and allow LMAs in the future, consistent with FCC rules.

     A number of cross-ownership rules pertain to licensees of television and radio stations. FCC rules, the Communications Act or both generally prohibit an individual or entity from having an attributable interest in both a television station and a radio station, daily newspaper or cable television system that is located in the same local market area served by the television station. The FCC has employed a liberal waiver policy with respect to the TV/radio cross-ownership restriction (the so-called "one-to-a-market" rule), generally permitting common ownership of one AM, one FM and one TV station in any of the 25 largest markets, provided there are at least 30 separately owned stations. The 1996 Act directed the Commission to extend its one-to-a-market waiver policy to the top 50 markets, consistent with the public interest, convenience and necessity. Moreover, in a pending 1995 rulemaking the FCC has proposed eliminating the one-to-a-market rule entirely.

     The 1996 Act eliminates a statutory prohibition against common ownership of television broadcast stations and cable systems serving the same area, but leaves the current FCC rule in place. The 1996 Act stipulates that the FCC should not consider the repeal of the statutory ban in any review of its applicable rules. The recent legislation also eliminates the FCC's former network/cable cross-ownership limitations, but allows the FCC to adopt regulations if necessary to ensure carriage, appropriate channel positioning and nondiscriminatory treatment of non-affiliated broadcast stations on network-owned cable systems. The FCC has already issued an order dated March 15, 1996 eliminating the network/cable cross-ownership ban, and is expected to commence proceedings on the local television/cable crossownership limitation during the second quarter of 1996.

     The 1996 Act does not alter the FCC's newspaper/broadcast cross-ownership restrictions. The 1996 Act does direct the FCC, however, to revise its long-standing "dual network" rule to permit television broadcast stations to affiliate with an entity that maintains two or more networks, unless the combination is composed of (a) two of the four existing networks (ABC, CBS, NBC or FOX) or (b) any of the four existing networks and one of the two emerging networks (WBN or UPN). The Commission issued an order implementing this change on March 8, 1996.

     Expansion of the Company's broadcast operations in particular areas and nationwide will continue to be subject to the FCC's ownership rules and any further changes the FCC or Congress may adopt. Significantly, the 1996 Act requires the Commission to review its remaining ownership rules biennially -- as part of its regulatory reform obligations -- to determine whether its various rules are still necessary. The Company cannot predict the impact of the biennial review process or any other agency or legislative initiatives upon the FCC's broadcast rules. Further, the 1996 Act's relaxation of the FCC's ownership rules may increase the level of competition in one or more of the markets in which the Company's stations are located, particularly to the extent that any of the Company's competitors may have greater resources and thereby be in a better position to capitalize on such changes.

     Under the FCC's ownership rules, a direct or indirect purchaser of certain types of securities of the Company could violate FCC regulations if that purchaser owned or acquired an "attributable" or "meaningful" interest in other media properties in the same areas as stations owned by the Company or in a manner otherwise prohibited by the FCC. All officers and directors of a licensee, as well as general partners, limited partners who are not properly "insulated" from management activities, and stockholders who own five percent or more of the outstanding voting stock of a licensee (either directly or indirectly), generally will be deemed to have an attributable interest in the license. Certain institutional investors who exert no control or influence over a licensee may own up to ten percent of such outstanding voting stock before attribution occurs. Under current FCC regulations, debt instruments, non-voting stock, properly insulated limited partnership interests (as to which the licensee certifies that the limited partners are not "materially involved" in the management and operation of the subject media property) and voting stock held by minority stockholders in cases in which there is a single majority stockholder generally are not subject to attribution. The FCC's

"crossinterest" policy, which precludes an individual or entity from having a "meaningful" (even though not attributable) interest in one media property and an attributable interest in a broadcast, cable or newspaper property in the same area, may be invoked in certain circumstances to reach interests not expressly covered by the multiple ownership rules.

     In January 1995, the FCC initiated a rulemaking proceeding designed to permit a "thorough review of [its] broadcast media attribution rules." Among the issues on which comment was sought were (i) whether to change the voting stock attribution benchmarks from five percent to ten percent and, for passive investors, from ten percent to twenty percent; (ii) whether there are any circumstances in which non-voting stock interests, which are currently considered non-attributable, should be considered attributable; (iii) whether the FCC should eliminate its single majority shareholder exception (pursuant to which voting interests in excess of five percent are not considered cognizable if a single shareholder owns more than fifty percent of the voting power); (iv) whether to relax insulation standards for business development companies and other widely-held limited partnerships; (v) how to treat limited liability companies and other new business forms for attribution purposes; (vi) whether to eliminate or codify the cross-interest policy; and (vii) whether to adopt a new policy which would consider whether multiple cross interests or other significant business relationships (such as time brokerage agreements, debt relationships or holdings of nonattributable interests), which individually do not raise concerns, raise issues with respect to diversity and competition. The Company cannot predict with certainty when this proceeding will be concluded or whether any of these standards will be changed. Should the attribution rules be changed, the Company is unable to predict what effect, if any, such changes would have on the Company or its activities. To the best of the Company's knowledge at present, no officer, director or five percent stockholder of the Company holds an interest in another television station, radio station, cable television system or daily newspaper that is inconsistent with the FCC's ownership rules and policies or the Company's continued ownership of its television stations.

     License Grant and Renewal. Prior to the passage of the 1996 Act, television and radio broadcasting licenses generally were granted or renewed for a period of five and seven years, respectively, upon a finding by the FCC that the "public interest, convenience, and necessity" would be served thereby. At the time an application is made for renewal of a television or radio license, parties in interest may file petitions to deny the application, and such parties, including members of the public, may comment upon the service the station has provided during the preceding license term. In addition, prior to passage of the 1996 Act, any person was permitted to file a competing application for authority to operate on the station's channel and replace the incumbent licensee. Renewal applications were granted without a hearing if there were no competing applications or if issues raised by petitioners to deny such applications were not serious enough to cause the FCC to order a hearing. If competing applications were filed, a full comparative hearing was required.

     Under the 1996 Act, the statutory restriction on the length of broadcast licenses has been amended to allow the FCC to grant broadcast licenses for terms of up to eight years. The 1996 Act also requires renewal of a broadcast license if the FCC finds that (1) the station has served the public interest, convenience, and necessity; (2) there have been no serious violations of either the Communications Act or the FCC's rules and regulations by the licensee; and
(3) there have been no other serious violations which taken together constitute a pattern of abuse. In making its determination, the FCC may still consider petitions to deny but cannot consider whether the public interest would be better served by a person other than the renewal applicant. Instead, under the 1996 Act, competing applications for the same frequency may be accepted only after the Commission has denied an incumbent's application for renewal of license.

     By order dated April 12, 1996, the FCC modified its rules to implement the new two-step renewal procedure and to eliminate the right to file an application that is mutually exclusive with a renewal. Also on April 12, 1996, the FCC issued a notice of Proposed Rulemaking to consider how to implement the new, longer license term provision of the 1996 Act.

     Although in the vast majority of cases broadcast licenses are granted by the FCC even when petitions to deny are filed against them, there can be no assurance that any of the Company's stations' licenses will be renewed.

     Alien Ownership Restrictions. The Communications Act restricts the ability of foreign entities or individuals to own or hold certain interests in broadcast licenses. Foreign governments, representatives of foreign governments, non-U.S. citizens, representatives of non-U.S. citizens, and corporations or partnerships organized under the laws of a foreign nation are barred from holding broadcast licenses. Non-U.S. citizens, collectively, may directly or indirectly own or vote up to twenty percent of the capital stock of a licensee. In addition, a broadcast license may not be granted to or held by any corporation that is controlled, directly or indirectly, by any other corporation more than one-fourth of whose capital stock is owned or voted by non-U.S. citizens or their representatives, by foreign governments or their representatives, or by non-U.S. corporations, if the FCC finds that the public interest will be served by the refusal or revocation of such license. The FCC has interpreted this provision of the Communications Act to require an affirmative public interest finding before a broadcast license may be granted to or held by any such corporation, and the FCC has made such an affirmative finding only in limited circumstances. The Company, which serves as a holding company for subsidiaries that serve as licensees for the stations, therefore may be restricted from having more than one-fourth of its stock owned or voted directly or indirectly by non-U.S. citizens, foreign governments, representatives of non-U.S. citizens or foreign governments, or foreign corporations. The Communications Act previously also prohibited grant of a broadcast station license (i) to any corporation with an alien officer or director, or (ii) to any corporation controlled by another corporation with any alien officers or more than one-fourth alien directors. The restrictions on non-U.S. citizens serving as officers or directors of licensees and their parent corporations have been eliminated, however, by the 1996 Act.

     Other Regulations Affecting Broadcast Stations. The FCC has significantly reduced its past regulation of broadcast stations, including elimination of formal ascertainment requirements and guidelines concerning amounts of certain types of programming and commercial matter that may be broadcast. In 1990, the U.S. Supreme Court refused to review a lower court decision that upheld the FCC's 1987 action invalidating most aspects of the Fairness Doctrine, which had required broadcasters to present contrasting views on controversial issues of public importance. The FCC may, however, continue to regulate other aspects of fairness obligations in connection with certain types of broadcasts. In addition, there are FCC rules and policies, and rules and policies of other federal agencies, that regulate matters such as network-affiliate relations, the ability of stations to obtain exclusive rights to air syndicated programming, cable systems' carriage of syndicated and network programming on distant stations, political advertising practices, equal employment opportunity, application procedures and other areas affecting the business or operations of broadcast stations. The FCC has adopted rules to implement the Children's Television Act of 1990 ("Children's Television Act"), which, among other provisions, limits the permissible amount of commercial matter in children's programs and requires each television station to present "educational and informational" children's programming.

     Recent Developments, Proposed Legislation and Regulation. The FCC recently decided to eliminate the prime time access rule ("PTAR"), effective August 30, 1996. The PTAR currently limits the ability of television stations within the fifty largest markets that are affiliated with ABC, CBS, or NBC to broadcast network programming (including syndicated programming previously broadcast over any of these networks) during certain prime time hours. The elimination of the PTAR could increase the amount of network programming broadcast over a station affiliated with ABC, CBS or NBC. Such elimination also could result in (i) an increase in the compensation paid by the network (due to the additional prime time hours during which network programming could be aired by a network-affiliated station) and (ii) increased competition for syndicated network programming that previously was unavailable for broadcast by network affiliates during prime time. The FCC also recently announced the elimination of its remaining financial interest and syndication

("Fin/syn") rules. The original rules, first adopted in 1970, severely restricted the ability of ABC, CBS and NBC to obtain financial interests in, or participate in syndication of, prime-time entertainment programming created by independent producers for airing during the networks' evening schedules. The FCC previously lifted the financial interest rules and restraints on foreign syndication. In January 1996, the Supreme Court refused to review lower court decisions that upheld the FCC's restrictions on the broadcast of indecent material and also upheld the agency's policy of imposing substantial monetary sanctions on repeat offenders of the indecency rules. The rules require stations to limit the airing of indecent programming to a 10 p.m.-6 a.m. "safe harbor" period.

     The FCC presently is seeking comment on its policies designed to increase minority ownership of mass media facilities. Congress, however, recently enacted legislation that eliminated the minority tax certificate program of the FCC, which gave favorable tax treatment to entities selling broadcast stations to entities controlled by an ethnic minority. In addition, a recent Supreme Court decision has cast into doubt the continued validity of other FCC programs designed to increase minority ownership of mass media facilities.

     Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters that could affect, directly or indirectly, the operation and ownership of the Company's broadcast properties. In addition to the changes and proposed changes noted above, such matters include, for example, the license renewal process, spectrum use fees, political advertising rates, potential restrictions on the advertising of certain products (beer and wine, for example), the rules and policies to be applied in enforcing the FCC's equal employment opportunity regulations, standards to more strictly define the type and quantify the amount of educational and informational programming required under the Children's Television Act, and regulatory schemes to control the amount of violent television programming accessible to children (including implementation, as required under the 1996 Act, of the so-called "V-chip technology," which would permit parents to program television sets so that certain programming would be inaccessible to children). Other matters that could affect the Company's broadcast properties include technological innovations and developments generally affecting competition in the mass communications industry, such as the recent initiation of direct broadcast satellite service, the continued establishment of wireless cable systems and low power television stations, and the advent of telephone company participation in the provision of video programming service.

     The foregoing does not purport to be a complete summary of all the provisions of the Communications Act, or the 1996 Act, nor of the regulations and policies of the FCC thereunder. The 1996 Act and the rules and regulations thereunder also apply to the distribution of video services by telephone companies and revisions to the subject matter of the Cable Television Consumer Protection and Competition Act of 1992. The FCC has under consideration the initiation of advanced television service, digital audio radio service, and the expansion of direct broadcast satellite service. Proposals for additional or revised regulations and requirements are pending before and are being considered by Congress and federal regulatory agencies from time to time. Also, various of the foregoing matters are now, or may become, the subject of court litigation, and the Company cannot predict the outcome of any such litigation or the impact on its broadcast business. For additional information relating to regulatory matters, see "Business -- Federal Regulation of Television and Radio Broadcasting" set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended, incorporated by reference herein.

MANAGEMENT

     The Company believes that one of its most important assets is its experienced management team. General managers are responsible for the day-to-day operation of their respective stations. The Company believes that the autonomy of its station management enables it to attract top quality managers capable of implementing the Company's aggressive marketing strategy and reacting to competition in the local markets. Most general managers have stock options in the Company. As an additional incentive, a portion of each manager's compensation is related to the performance of the station or stations for which he or she is responsible. In an effort to monitor expenses, corporate management routinely reviews staffing levels and programming costs. Combined with the centralized accounting functions, this monitoring enables the Company to control expenses effectively. Corporate management also advises local station managers on programming and other broad policy matters and is responsible for long-range planning, allocating resources, and financial reporting and controls.

     The Company, which began operations in 1972, has its principal executive offices at 200 Concord Plaza, Suite 600, San Antonio, Texas 78216 (telephone:
210-822-2828).

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 2,000,000 shares of preferred stock, $1.00 par value per share ("Preferred Stock"), and 100,000,000 shares of Common Stock, $.10 par value per share, of which no shares of Preferred Stock and 34,614,826 shares of Common Stock were issued and outstanding at May 15, 1996.

PREFERRED STOCK

     The Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock, in one or more series, and to fix the rights, preferences, privileges and qualifications thereof without any further vote or action by the shareholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock, and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of the Company. No shares of Preferred Stock have ever been issued, and the Company does not presently contemplate the issuance of Preferred Stock.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company and to ratably receive dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor, subject to the payment of any preferential dividends declared with respect to any Preferred Stock that from time to time may be outstanding. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in any assets available for distribution to shareholders after payment of all obligations of the Company, subject to the rights to receive preferential distributions of the holders of any Preferred Stock then outstanding.

     Shareholders do not have cumulative voting rights or preemptive or other rights to acquire or subscribe to additional, unissued or treasury shares. The shares of Common Stock currently outstanding are, and the shares of Common Stock offered hereby will be, upon issuance thereof, validly issued, fully paid and nonassessable.

REPURCHASE AGREEMENT

     In May 1977, the Company and its then shareholders, including L. Lowry Mays and B.J. McCombs, entered into a Buy-Sell Agreement (the "Repurchase Agreement") restricting the disposition of the outstanding shares of Common Stock owned by
L. Lowry Mays and B.J. McCombs and their heirs, legal representatives, successors and assigns (collectively, the "Restricted Parties"). The Repurchase Agreement provides that in the event that a Restricted Party desires to dispose of his shares, other than by disposition by will or intestacy or through gifts to such Restricted Party's spouse or children, such shares must be offered for a period of 30 days to the Company. Any shares not purchased by the Company must then be offered for a period of 30 days to the other Restricted

Parties. If all of the offered shares are not purchased by the Company or the other Restricted Parties, the Restricted Party offering his shares may sell them to a third party during a period of 90 days thereafter at a price and on terms not more favorable than those offered to the Company and the other Restricted Parties. In addition, a Restricted Party may not individually or in concert with others sell any shares so as to deliver voting control to a third party without providing in any such sale that all Restricted Parties will be offered the same price and terms for their shares. The Repurchase Agreement will continue in effect following the Offering and may preserve the control of the present principal shareholders.

FOREIGN OWNERSHIP

     As a consequence of the restrictions imposed by the Communications Act on ownership of Common Stock by aliens, the Company's bylaws were amended effective December 31, 1983 to provide that (i) not more than one-fifth of the shares outstanding shall at any time be owned of record, or voted, by or for the account of aliens, their representatives, a foreign government or a corporation organized under the laws of a foreign country, (ii) the Company shall not be owned or controlled directly or indirectly by any other corporation of which any officer or more than one-fourth of the directors are aliens or of which more than one-fourth of the shares are owned of record or voted by aliens, (iii) no person who is an alien may be elected or serve as an officer or director of the Company, and (iv) if the stock records of the Company shall at any time reflect one-fifth ownership, no transfers of additional shares to aliens shall be made and, if it shall thereafter be found that any such additional shares are in fact held by or for the account of an alien, such shares shall not be entitled to vote, to receive dividends or to have any other rights. The holder of such shares will be required to transfer them to a United States citizen or to the Company. This restriction will be applicable to the shares of Common Stock offered hereby and to the issuance or transfer of such shares after the date of this Prospectus. The Company's stock certificates will bear a legend setting forth this restriction.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters") have severally agreed to purchase from the Company the following respective number of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:


                                                                                   NUMBER OF
                                  UNDERWRITER                                       SHARES
- --------------------------------------------------------------------------------   ---------
Alex. Brown & Sons Incorporated.................................................
CS First Boston Corporation.....................................................
Goldman, Sachs & Co. ...........................................................
Lehman Brothers Inc. ...........................................................

                                                                                   ---------
          Total.................................................................   3,500,000
                                                                                   =========


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of Common Stock offered hereby if any of such shares are purchased.

     The Company has been advised by the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at
such price less a concession not in excess of $          per share. The
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $          per share to certain other dealers. After the Offering, the offering price and other selling terms may be changed by the Underwriters.


     The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 350,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commission set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 350,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those in which the 3,500,000 shares are being offered.


     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Company and Messrs. L. Lowry Mays and B.J. McCombs have agreed that they will not, directly or indirectly, offer, sell or otherwise dispose of any equity securities of the Company or any securities convertible into, or exchangeable for, or any rights to purchase or acquire, equity securities of the Company (other than employee stock options granted by the Company in the ordinary course of business) for a period of 90 days after the date of this Prospectus, without the prior written consent of Alex. Brown & Sons Incorporated.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the shares of Common Stock offered hereby will be passed upon for the Company by its special counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P. (a partnership including professional corporations), San Antonio, Texas, and for the Underwriters by their special counsel, Wolin, Fuller, Ridley & Miller LLP, Dallas, Texas. Alan D. Feld, the sole shareholder of a professional corporation which is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., is a director of the Company and owns 34,615 shares of Common Stock (including presently exercisable nonqualified options to acquire 14,375 shares).

                                    EXPERTS

     The consolidated financial statements (including schedules) of the Company included or incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference which, as to the year 1995, is based in part on the report of KPMG, independent auditors. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The consolidated financial statements of Australian Radio Network Pty Ltd incorporated by reference in the Company's Current Report (Form 8-K) dated May 26, 1995, as amended by Form 8-K/A dated July 27, 1995, have been audited by KPMG, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Wesgo Limited and controlled entities at June 30, 1994 for the year ended June 30, 1994 and at December 31, 1994 for the six month period ended December 31, 1994, and the combined financial statements of Albert's radio stations, acquired by the Australian Radio Network Pty Limited, at June 30, 1994 for the year ended June 30, 1994 and at December 31, 1994 for the six month period ended December 31, 1994, included in the Company's Current Report (Form 8-K/A) dated July 27, 1995, have been incorporated by reference herein in reliance upon the reports of KPMG, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of US Radio, Inc. for the years ended December 31, 1995 and 1994, included in the Company's Current Report (Form 8-K) dated May 24, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of Ragan Henry Communications Group, L.P., US Radio, L.P. and US Radio Stations, L.P. for the year ended December 31, 1994, included in the Company's Current Report (Form 8-K) dated May 24, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Radio Equity Partners, L.P. and its subsidiary as of December 31, 1995 and 1994, and for the years then ended have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing in the Form 8-K of Clear Channel Communications, Inc. dated June 5, 1996, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements filed by the Company with the Commission pursuant to the information requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, 14th Floor, New York, New York, 10048, Los Angeles Regional Office, Suite 500 East, Tishman Building, 5757 Wilshire Boulevard, Los Angeles, California, 90036, and Chicago Regional Office, 500 W. Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York 10005, on which the Common Stock of the Company (symbol: "CCU") is listed.

     This Prospectus, which constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act, omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning provisions of any document are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference into this Prospectus and made a part hereof:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, dated March 29, 1996, as amended by Form 10-K/A, dated April 19, 1996.

          2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995, dated May 15, 1996.

          3. The Company's Current Report on Form 8-K dated May 24, 1996.

          4. The Company's Current Report on Form 8-K dated May 26, 1995, as amended by Form 8-K/A dated July 27,1995.

          5. The Company's Current Report on Form 8-K dated June 5, 1996.

     Any documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering of the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits, unless such exhibits are specifically incorporated by reference). Requests for such copies should be directed, to Randall Mays, Clear Channel Communications, Inc., 200 Concord Plaza, Suite 600, San Antonio, Texas 78216 (telephone: (210) 822-2828).

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                        PAGE
                                                        ----
                 Prospectus Summary....................    3
                 Risk Factors..........................    8
                 Capitalization........................   11
                 Use of Proceeds.......................   12
                 Price Range of Common Stock...........   12
                 Dividend Policy.......................   12
                 Selected Financial Information........   13
                 Management's Discussion and Analysis
                   of Financial Condition and Results
                   of Operations.......................   15
                 Business..............................   16
                 Description of Capital Stock..........   28
                 Underwriting..........................   30
                 Legal Opinions........................   31
                 Experts...............................   31
                 Available Information.................   32
                 Incorporation of Certain Documents by
                   Reference...........................   32

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------



                                3,500,000 SHARES


                              [CLEAR CHANNEL LOGO]

                      [CLEAR CHANNEL COMMUNICATIONS, INC.]

                                  COMMON STOCK

                            -----------------------

                                   PROSPECTUS

                            -----------------------

                               ALEX. BROWN & SONS
                                  INCORPORATED

                                CS FIRST BOSTON

                              GOLDMAN, SACHS & CO.

                                LEHMAN BROTHERS
                                        , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses (other than underwriting discounts and commissions) in connection with the issuance and distribution of the Common Stock registered hereby are as follows:


        SEC registration fee.............................................   $101,237
        NASD filing fee..................................................     30,359
        NYSE listing fee.................................................     13,475
        Legal fees and expenses..........................................     60,000*
        Accounting fees and expenses.....................................    120,000*
        Blue Sky fees and expenses.......................................      4,000*
        Printing and engraving expenses..................................     80,000*
        Miscellaneous....................................................     90,929*
                                                                            --------
                  Total..................................................   $500,000*
                                                                            ========


- ---------------

* Estimated.

     The foregoing expenses will be paid by the registrant.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 2.02-1 of the Texas Business Corporation Act provides for indemnification of directors and officers in certain circumstances. In addition, the Texas Miscellaneous Corporation Law provides that a corporation may amend its Articles of Incorporation to provide that no director shall be liable to the registrant or its shareholders for monetary damages for an act or omission in the director's capacity as a director, provided that the liability of a director is not eliminated or limited (i) for any breach of the director's duty of loyalty to the registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,
(iii) any transaction from which such director derived an improper personal benefit, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. The registrant has amended its Articles of Incorporation and added Article Eleven adopting such limitations on a director's liability. The registrant's Articles of Incorporation also provide in Article Nine, for indemnification of directors or officers in connection with the defense or settlement of suits brought against them in their capacities as directors or officers of the Company, except in respect of liabilities arising from gross negligence or willful misconduct in the performance of their duties.

     Article IX(8) of the registrant's bylaws provides for indemnification of any person made a party to a proceeding by reason of such person's status as a director, officer, employee, partner or trustee of the Company, except in respect of liabilities arising from negligence or misconduct in the performance of their duties.

     The Underwriting Agreement provides for indemnification by the Underwriters of the registrant, its directors and officers, and by the registrant of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act.

     An insurance policy obtained by the registrant provides for indemnification of officers and directors of the registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

ITEM 16. EXHIBITS

     EXHIBITS.


        1        Form of Underwriting Agreement.
        2.1      Stock Purchase Agreement dated March 4, 1996, by and between US Radio
                 Station, L.P., Blackstone USR Capital Partners L.P., Blackstone USR Offshore
                 Capital Partners L.P., Blackstone Family Investment Partnership II L.P., BCP
                 Radio L.P., BCP Offshore Radio L.P., US Radio, Inc., Clear Channel
                 Communications of Memphis, Inc. and Clear Channel Communications, Inc.
                 (Incorporated by reference to the exhibits of the Company's Form 8-K dated
                 May 24, 1996).
        2.2      Asset Purchase Agreement dated May 9, 1996, by and between REP New England.
                 G.P., REP Southeast G.P., REP Ft. Myers G.P., REP Rhode Island G.P., REP
                 Florida G.P., REP WHYN G.P., REP WWBB G.P., S.E. Licensee G.P., REP WCKT
                 G.P., RI Licensee G.P., Radio Station Management, Inc., Clear Channel Radio,
                 Inc. and Clear Channel Radio Licenses, Inc. (Incorporated by reference to the exhibits of the Company's Form 8-K dated June 5, 1996.)
        2.3*     Tender Offer Agreement dated June 1, 1996, by and between Clear Channel
                 Radio, Inc. and Heftel Broadcasting Corporation.
        2.4*     Stockholder Purchase Agreement dated June 1, 1996, by and between Clear
                 Channel Radio, Inc. and certain stockholders of Heftel Broadcasting
                 Corporation.
        5        Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
       23.1      Consent of Ernst & Young LLP.
       23.2      Consent of Ernst & Young LLP.
       23.3      Consent of Ernst & Young LLP.
       23.4      Consent of KPMG.
       23.5      Consent of KPMG Peat Marwick LLP.
       23.6      Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in opinion filed as Exhibit 5).


- ---------------


* Previously filed.



ITEM 17. UNDERTAKINGS.


     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of the Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Second Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on June 13, 1996.


                                          CLEAR CHANNEL COMMUNICATIONS, INC.

                                          By:     /s/  L. LOWRY MAYS
                                            ------------------------------------
                                                       L. Lowry Mays
                                                         President


     Pursuant to the requirements of the Securities Act of 1933, this Second Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.



                    NAME                                     TITLE                    DATE
                    ----                                     -----                    ----
           /s/  L. LOWRY MAYS                      President, Chief Executive     June 13, 1996
- ---------------------------------------------         Officer and Director
                L. Lowry Mays


       /s/  HERBERT W. HILL, JR.                   Vice President/Controller      June 13, 1996
- ---------------------------------------------       (Principal Financial and
            Herbert W. Hill, Jr.                      Accounting Officer)

                                                            Director              June 13, 1996
            /S/ ALAN D. FELD
- ---------------------------------------------
                Alan D. Feld

                                                            Director              June 13, 1996
- ---------------------------------------------
                B.J. McCombs


        /s/  THEODORE H. STRAUSS                            Director              June 13, 1996
- ---------------------------------------------
             Theodore H. Strauss


         /s/  JOHN H. WILLIAMS                              Director              June 13, 1996
- ---------------------------------------------
              John H. Williams

                               INDEX TO EXHIBITS


                                                                                    SEQUENTIALLY
EXHIBIT                                                                               NUMBERED
NUMBER                                     EXHIBIT                                      PAGE
- -------                                    --------                                 ------------
  1         Form of Underwriting Agreement........................................
  2.1       Stock Purchase Agreement dated March 4, 1996, by and between US Radio
            Station, L.P., Blackstone USR Capital Partners L.P., Blackstone USR
            Offshore Capital Partners L.P., Blackstone Family Investment
            Partnership II L.P., BCP Radio L.P., BCP Offshore Radio L.P., US
            Radio, Inc., Clear Channel Communications of Memphis, Inc. and Clear
            Channel Communications, Inc. (Incorporated by reference to the exhibits of the Company's Form 8-K dated May 24, 1996)................
  2.2       Asset Purchase Agreement dated May 9, 1996, by and between REP New
            England. G.P., REP Southeast G.P., REP Ft. Myers G.P., REP Rhode
            Island G.P., REP Florida G.P., REP WHYN G.P., REP WWBB G.P., S.E.
            Licensee G.P., REP WCKT G.P., RI Licensee G.P., Radio Station
            Management, Inc., Clear Channel Radio, Inc. and Clear Channel Radio
            Licenses, Inc. (Incorporated by reference to the exhibits of the
            Company's Form 8-K dated June 5, 1996.) ..............................
  2.3*      Tender Offer Agreement dated June 1, 1996, by and between Clear
            Channel Radio, Inc. and Heftel Broadcasting Corporation...............
  2.4*      Stockholder Purchase Agreement dated June 1, 1996, by and between
            Clear Channel Radio, Inc. and certain stockholders of Heftel
            Broadcasting Corporation..............................................
  5         Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. .................
 23.1       Consent of Ernst & Young LLP..........................................
 23.2       Consent of Ernst & Young LLP..........................................
 23.3       Consent of Ernst & Young LLP..........................................
 23.4       Consent of KPMG.......................................................
 23.5       Consent of KPMG Peat Marwick LLP......................................
 23.6       Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in opinion filed as Exhibit 5)...........................................



- ---------------



* Previously filed